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                                                                  Exhibit 3.03




                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               HADSON CORPORATION

                                   * * * * *



         Hadson Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of said corporation, said Board of Directors adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

                 RESOLVED, that, in the judgment of the Board, it is deemed advisable to amend the Company's Restated Certificate of Incorporation (the "Restated Certificate") so as to increase the number of shares of Common Stock which, along with the preferred stock, constitute the capital stock of the Company, and for that purpose to change the first paragraph of Article 4 of the Restated Certificate to read as follows:

                          The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 75,000,000, which shall consist of (i) 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (ii) 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

         SECOND: That the aforesaid amendment was duly adopted by the stockholders of said corporation at a meeting thereof held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

         THIRD:  That the aforesaid amendment was adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Robert P. Capps, its Executive Vice President, this 21st day of November, 1994.

                                                   HADSON CORPORATION



                                                   By:  /s/ ROBERT P. CAPPS
                                                        Robert P. Capps,
                                                        Executive Vice President




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